EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated November 26, 2013 by and between MGT Capital Investments, Inc., a company incorporated under the laws of Delaware (the “Company”), and Jeremy Avin, an individual (the “Executive”).

WHEREAS, the Company is engaged in the business of acquiring, developing and monetizing assets in the online and mobile gaming space; and

WHEREAS, the parties wish to enter into an Employment Agreement between the Executive and the Company, on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities. Executive shall serve as Executive Vice President of the Company and as General Manager of MGT Studios, Inc. During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to Executive by the President and Chief Executive Officer of the Company from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the “Board”).

1.2 Employment Term. The term of Executive's employment shall commence on the date hereof (the “Effective Date”) and shall continue until November , 2015, unless earlier terminated in accordance with Section 4 hereof (“Employment Term”).

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and to devote substantially all of Executive's business time, attention and energy thereto.

1.4 Deferred Signing Bonus. The Company shall pay Executive a deferred signing bonus equal to $75,000 (U.S.) (the “Signing Bonus”). Except as set forth in Section 4.1 hereof, the Signing Bonus shall be payable once the cash revenues generated by the Company (or any of its subsidiaries) from Slot Champ (or any successor technology or products that incorporate material portions of the intellectual property of Slot Champ) after deducting app store fees has reached $200,000. The Signing Bonus shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

1.5 Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $190,200 (U.S.) payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, federal, and local payroll tax withholding and any other withholdings required by law.

1.6 Incentive Compensation; Benefits.

(a) Bonus. Executive shall be eligible to earn a cash and/or equity bonus as the Compensation Committee of the Board of Directors (the “Compensation Committee”) may determine, from time to time, based on meeting performance objectives and bonus criteria to be determined by the Compensation Committee. Bonuses, if any, shall be subject to all applicable tax and payroll withholdings. The Board shall take into consideration revenues of the Company generated by FreeAwesome.net in determining stock incentive awards.

(b) Incentive Plans. The Executive shall be entitled to participate in all incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to employees of the Company and any supplemental retirement, salary continuation, stock option, deferred compensation, or other bonus or incentive compensation plans.

1.7 Other Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the employees, as such plans or programs may be in effect from time to time, including, without limitation, medical and dental plans.

1.8 Vacation; Sick Days and Personal Days. Executive shall be entitled to vacation and holidays in accordance with the Company's normal personnel policies.

1.9 No Other Compensation. Except as expressly provided in Sections 1.4 through 1.9, Executive shall not be entitled to any other compensation or benefits.

2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," and plans, financing services, funding programs, costs, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Except as required in the performance of Executive's duties for the Company, or unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venture, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section 3.1, (i) “Competing Business” means any company engaged in acquiring and or monetizing intellectual property for use in the online and mobile gaming industry that is directly competitive with the online and mobile gaming assets of Avcom, Inc. And (ii) “Covered Area” means all geographical areas of the United States and foreign jurisdictions where Avcom, Inc. markets and sells its products. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as such securities do not constitute more than ten percent (10%) of the outstanding securities of any such company. Notwithstanding anything herein to the contrary if the Executive is terminated by the Company without Cause or terminates his employment for Good Reason (as such terms are defined below), this Section 3.1 shall not apply.

3.2 Non-Solicitation. The Executive further agrees that as long as the Agreement remains in effect and for a period of one (1) year from its termination, the Executive will not divert any business of the Company and or any affiliate of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

3.3 Remedies. The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against any threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

4.1 Termination without Cause or for Good Reason.

(a) The Company may terminate the Executive at any time upon two weeks’ notice. If this Agreement is terminated by the Company other than for Cause (as defined in Section 4.4 hereof) or as a result of Executive’s death or Permanent Disability (as defined in Section 4.2 hereof), or if Executive terminates his employment for Good Reason (as defined in Section 4.1(b) hereof) prior to the expiry of the Employment Term, Executive shall receive:

(i) Immediate vesting of all unvested stock options;

(ii) Payment in respect of compensation earned but not yet paid through the termination date (the “Compensation Payment”) which amount shall be paid in a cash lump in the Company’s payroll cycle including the termination date; and.

(iii) The Signing Bonus, if such Signing Bonus has not already been paid pursuant to Section 1.4 hereof.

(b) For purposes of this Agreement, “Good Reason” shall mean Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following (without Executive’s express prior written consent):

(i) Any material breach by Company of any provision of this Agreement, including any material reduction by Company of Executive’s duties or responsibilities (except in connection with the termination of Executive’s employment for Cause, as a result of Permanent Disability, as a result of Executive’s death or by Executive other than for Good Reason);

(ii) A material reduction by the Company in Executive’s Base Salary;

(iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 8.6 hereof; or

(iv) Moving the principal offices of Company to a location outside of the New York City metropolitan area.

In order for an event to qualify as Good Reason, Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time.

4.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company’s disability benefit plan applicable to senior executive officers as in effect on the date thereof) (“Permanent Disability”), Company or Executive may terminate this Agreement on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

(a) the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

(b) immediate vesting of all unvested stock options.

4.3 Death. In the event of Executive’s death during the term of his employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

(a) the Compensation Payment which shall be paid to Executive’s estate as a cash lump sum within 30 days of such termination; and

(b) such other payments under applicable plans or programs to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

4.4 Voluntary Termination by Executive: Discharge for Cause. The Company shall have the right to terminate this Agreement at any time for Cause (as hereinafter defined). In the event that Executive’s employment is terminated by Company for Cause, or by Executive other than for Good Reason or other than as a result of the Executive’s Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination, the Compensation Payment. As used herein, the term “Cause” shall be limited to (a) willful malfeasance or willful misconduct by Executive in connection with the services to the Company in a matter of material importance to the conduct of the Company’s affairs, (b) the Executive’s failure to comply with any valid or legal directive of the Board, (c) the Executive’s engagement of dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates, (d) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company, (e) the Executive’s willful unauthorized disclosure of Confidential Information, or (f) the conviction of Executive for commission of a felony.

6. Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

7. Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

8. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

9. General Provisions.

9.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of this elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

9.2 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

MGT Capital Investments, Inc.

500 Mamaroneck Avenue, Suite 204

Harrison, NY 10528

If to Executive, to:

24 Emerald Drive, Morganville

New Jersey 07751

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.4 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

9.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

9.6 Successors and Assigns. Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

9.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

9.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

9.9 Compliance with Section 409A. The benefits provided under this Agreement are intended to be exempt from application of Section 409A of the Internal Revenue Code, and shall be administered and interpreted in a manner consistent with such intent. All references herein to "Section 409A" include Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect. If for any reason an exemption from application of Section 409A is not available so that any payments hereunder are subject to the requirements of Section 409A, such payments are intended to comply with the requirements Section 409A, and shall be administered and interpreted in a manner consistent with such intent. Severance benefits provided under this Agreement shall not commence until Executive has a “separation from service” as defined in Section 409A. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Employee is a "specified employee" (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Employee incurs a separation from service and if any benefit to be provided under this Agreement is not exempt from the application of Section 409A and cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first six (6) months following Executive’s separation from service shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Employee's death or (b) the first day of the seventh month following Employee's separation from service. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

EXECUTIVE:	MGT CAPITAL INVESTMENTS, INC.

/s/ Jeremy Avin	By: /s/ Robert Ladd
Jeremy Avin	Name: Robert Ladd
Title: President and CEO

[Signature Page to Employment Agreement (J. Avin)]